FOR IMMEDIATE RELEASE

YP CORP. ACQUIRES LIVEDEAL AND GOES HYPER-LOCAL

Creates Revolutionary Integrated Online Local Yellow Pages/Classifieds Marketplaces

MESA, Ariz., June X, 2007 - YP Corp. (OTCBB:YPNT), a leading provider of nationwide Internet Yellow Pages and related services with more than 16 million business listings, today announced it has acquired LiveDeal, Inc., which operates through its website www.livedeal.com and is one of the nation’s leading online local classifieds and Yellow Pages marketplaces. Under the terms of the acquisition, LiveDeal shareholders received 15,968,514 shares of YP common stock. LiveDeal will remain an independent entity and a wholly owned subsidiary of YP and the two companies will leverage one another’s content, sales teams and technology to strengthen their individual product offerings.

YP plans to use LiveDeal’s innovative technology platform to converge its four principal marketing channels - directories, mobile services, classifieds and advertising/distribution networks into a first-of-its-kind, hyper-local marketing solution for businesses and consumers.

The acquisition also enables YP to enrich its products with LiveDeal’s robust online local classifieds marketplace, which has more than a million goods and services listed for sale, in every city and zip code across the U.S. LiveDeal offers such industry-leading classifieds functionality as fraud protection, identity protection, e-commerce, listing enhancements, photos, community-building, package pricing, premium stores, featured Yellow Page business listings and advanced local search capabilities. Additionally, the LiveDeal technology lets consumers search or browse for items in a particular city, state or zip code.

Rajesh Navar, the founder & CEO of LiveDeal, will serve as president and chief architect of YP Corp. and will also join the YP board, effective immediately.

Mr. Navar brings more than 16 years experience in building high technology and Internet companies. As an original member of the engineering and management team at eBay, Navar is one of the pioneers in e-commerce. Prior to founding LiveDeal, Navar joined eBay in 1998, a start-up at that time, as a senior member of the engineering team. Navar founded and built eBay’s search technology, helping build eBay into one of the world’s most successful and profitable e-commerce companies. In September, 2005, Navar was honored among Silicon Valley Business Journal’s chronicle of “40 under 40” people to watch.

“LiveDeal’s best-of-breed technology, online classifieds market leadership and Rajesh’s industry experience made it a natural choice for us to welcome LiveDeal into the YP family,” said Daniel L. Coury, Sr., YP’s CEO. “We are looking forward to creating the most comprehensive online local classifieds and Yellow Pages marketplaces available. Our vision is to create the most powerful solution in the market to find and advertise available goods and services in local communities throughout the U.S.”

“We couldn’t be more pleased to join YP,” said Navar. “We expect to become the first company to fuse relevant Yellow Pages and classifieds listings into a powerful, fast growing online local search marketplace helping buyers and sellers in local communities connect with one another quickly and effortlessly. For me personally, it is an eBay opportunity all over again. This combination has created a company that has strong management, profitability and a fast growing $30 billion local advertisement market opportunity.”

Roth Capital and Portico Securities acted as financial advisors to YP Corp. and LiveDeal respectively and Roth Capital provided a fairness opinion in relation to the transaction.

About LiveDeal®

LiveDeal’s marketplace (http://www.livedeal.com) includes over a million goods and services listed for sale, in every city and zip code across the U.S. Buyers and sellers come together through the vast LiveDeal.com marketplace, which is ideal for finding and listing business services as well as such items as automobiles, furniture, appliances, real estate and more. LiveDeal partners with online and offline media to quickly and cost effectively power their classifieds and Yellow Pages via its dynamic LiveDeal classifieds platform. LiveDeal was founded in 2003 by Rajesh Navar, an early member of eBay’s engineering team.

About YP Corp.
YP Corp. is America's Local Online Yellow Pages(TM) and offers businesses a simple and affordable way of creating a web presence and marketing their products and services to local audiences online. The Company offers an Internet Advertising Package which provides advertisers preferred placement in yellow page search results and their own Mini Webpage(TM) where they can provide potential customers with details about their products and services.

Forward-Looking and Cautionary Statements

This press release may contain statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects,", "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, the Company's (i) belief that it can create the most comprehensive online local classifieds and Yellow Pages marketplaces available and the most powerful solution on the market to find and advertise available goods and services in local communities throughout the U.S. and (ii) expectation that it will become the first company to fuse relevant Yellow Pages and classifieds listings into a powerful, fast growing online local search marketplace helping buyers and sellers in local communities connect with one another quickly and effortlessly.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) the risk factors and cautionary statements described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006; (ii) other factors or statements described in the Company's other filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q; and (iii) other factors that YP Corp. is currently unable to identify or quantify, but that may exist in the future.

Forward-looking statements speak only as of the date on which the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Note to Shareholders and Analysts:

YP Corp will discuss its acquisition of LiveDeal.com on Thursday, June 7, 2007 at 12:00 p.m. (EDT) during a live Webcast. If you wish to listen to the conference call, dial 800-599-9795, if calling from the United States or Canada, or dial 617-786-2905 if calling from outside North America. Reference the Passcode, 86418261.

A telephone replay will be available through June 14, 2007, and can be accessed by calling 888-286-8010, or dial 617-801-6888 if calling from outside North America, Passcode 27768867.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Media Contacts::
Marian Hughes
Tier One Partners,
On Behalf of YP and LiveDeal.com
708-246-0083
mhughes@tieronepr.com